Exhibit 99.1

State Approves Extension for Uranium Resources, Inc. Exploration Permit in New Mexico

ALBUQUERQUE, N.M.--(BUSINESS WIRE)--October 26, 2009--Uranium Resources, Inc. (NASDAQ: URRE) (URI) announced today that the New Mexico Mining and Minerals Division approved the Company’s request for a renewal of the Minimal Impact Exploration Permit Application on its Section 13 in-situ (ISR) exploration project. Section 13 is in Ambrosia Lake, the historic mining district near Grants, New Mexico. The permit, originally approved in November 2008, allows URI to drill up to 10 holes for the purpose of extracting core samples to evaluate the suitability of the property for ISR mining. URI owns the Section 13 property in fee and the permit renewal is now valid until November 2010.

Don Ewigleben, President and Chief Executive Officer of URI, commented, “This permit renewal is important in that it will allow us to determine the suitability of whether a portion of our Ambrosia Lake reserves are amenable to ISR mining methods.”

URI’s Section 13 property is located in McKinley County, approximately 10 miles northeast of Grants. The property, along with three other parcels owned in fee by URI, hold the Company’s Ambrosia Lake resources estimated at 2.4 million pounds of uranium mineralized material.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI has 183,000 acres of uranium mineral holdings, 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 3 million pounds of uranium.

The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. URI's strategy is to fully exploit its resource base in New Mexico and Texas, to acquire new assets individually or by partnering with other companies and to advance ISR production in New Mexico, which is an environmentally-oriented approach that it believes will be the quickest and least costly means of uranium production for the state. Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President and Chief Executive Officer